EXHIBIT 10.3
Annual Grant Form
Non-Employee Directors

MEAD JOHNSON NUTRITION COMPANY
2009 AMENDED AND RESTATED STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
The Participant has been granted Restricted Stock Units (“RSUs”) under the terms of the Mead Johnson Nutrition Company 2009 Amended and Restated Stock Award and Incentive Plan (the “Plan”), subject to the terms and conditions set forth in this Agreement, including all exhibits and appendices hereto which are incorporated herein (the “Agreement”) and the summary of the grant (the “Grant Summary”) on the Morgan Stanley Smith Barney website at www.benefitaccess.com. To the extent applicable, the terms of the RSUs are modified as described in Exhibits I and II (relating to non-U.S. Participants). Capitalized terms not defined herein shall have the meaning specified in the Plan or in the Grant Summary.

1.Award. Each RSU awarded to the Participant hereunder represents the conditional right to receive, upon settlement in accordance with the terms of this Agreement, one share of Stock. The RSUs include the right to receive Dividend Equivalent Units in accordance with Section 2.

2.Dividend Equivalents. Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows unless the Committee specifies alternative treatment:

(a)
If the Company declares and pays a dividend or distribution on Stock in the form of cash, then a cash amount shall be paid to the Participant as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Participant as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Stock at such payment date.

(b)
If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional RSUs shall be credited to the Participant as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Participant as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date, which additional RSUs shall be subject to the same terms and conditions as the RSUs awarded pursuant to this Agreement.

(c)
If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional RSUs shall be credited to the Participant as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Participant as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock, which additional RSUs shall be subject to the same terms and conditions as the RSUs awarded pursuant to this Agreement.

3.Vesting. The RSUs awarded hereunder shall become vested in accordance with the following:

(a)
If this grant of RSUs is the first such grant made to the Participant for service as a non-employee director, the RSUs awarded hereunder are shall vest on the first anniversary of the Grant Date (the “Initial Anniversary”) if the Participant's Termination Date (as defined below) has not occurred prior to the Initial Anniversary.

(b)
If this grant of RSUs is not the first such grant made to the Participant for service as a non-employee director, the RSUs awarded hereunder shall be irrevocable and shall vest for purposes of this Agreement on the first anniversary of the Grant Date (the “First Anniversary”) regardless of whether the Participant's Termination Date has occurred prior to the First Anniversary.

(c)	For purposes of this Agreement, the term “Termination Date” means the date on which the Participant's service on the Board ceases for any reason.

(d)
Except as otherwise provided in this Agreement (including Section 3(b) above), any portion of the RSUs that are not vested upon the Participant's Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto, including the right to acquire any shares of Stock hereunder with respect to such RSU.

4.Settlement. An RSU shall be settled promptly upon (but not more than sixty (60) days after) the date on which the RSU vests (as determined in accordance with Section 3) by delivery of one share of Stock for each such RSU being settled either in certificated form or in such other manner as the Company may reasonably determine. Settlement of RSUs that directly or indirectly result from non-cash Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of the granted RSU.

5.RSUs Not Contract of Service; No Rights as Stockholder. The grant of the RSUs (including the right to Dividend Equivalents) does not constitute a contract of continued service, and the grant of the RSUs shall not give the Participant the right to be retained in the service of the Company or any Affiliate or Subsidiary, nor any right or claim to any benefit under the Plan or the Agreement, unless such right or claim has specifically accrued under the terms of the Plan and the Agreement. The Participant and the Participant's beneficiary shall not have any rights with respect to Stock (including voting rights) issuable upon settlement of the RSUs prior to the date on which the RSUs are settled.

6.Administration. The authority to administer and interpret the Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

7.Transferability. The RSUs (and the right to Dividend Equivalents) are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

8.Adjustment of Award. The number of RSUs, the number and type of Stock subject to the RSUs and other related terms shall be adjusted by the Committee in accordance with Section 11(c) of the Plan (or a successor provision).

9.Waiver. The waiver by the Company or an Affiliate or Subsidiary of any provision of the Agreement shall not operate as or be construed to be a subsequent waiver of the same provision or waiver of any other provision hereof.

10.Governing Law. The grant of the RSUs and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Illinois and agree that such litigation shall be conducted in the courts of Cook County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed.

11.Amendment; Entire Agreement; Successors. This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award that is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Grant Date without the Participant's written consent. This Agreement and the Plan contain the entire understanding of the parties with respect to the RSUs and supersede any prior agreements or documents with respect to the RSUs. This Agreement shall be binding up and inure to the benefit of the heirs, executors, administrators and successors of the parties.

12.Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if any payment with respect to any RSUs (including any Dividend Equivalents) is subject to Code Section 409A and if such payment is to be paid or provided on account of Participant's Termination Date (or other separation from service or termination of employment, other than death):

(a)
and if Participant is a specified employee (within the meaning of Code Section 409A) and if any such payment or benefit is required to be made or provided prior to the date which is six (6) months following

2

Participant's Termination Date, such payment or benefit shall be delayed until the date which is six (6) months and one (1) day following Participant's Termination Date; provided, however, that if Participant dies prior to such six (6) month anniversary, all remaining payments shall be paid to his estate within ninety (90) days following his death; and

(b)
the determination as to whether Participant has had a Termination Date (or other termination of employment or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

It is the intent of this Agreement to comply with the requirements of Code Section 409A so that none of the RSUs provided under this Agreement or Stock issuable hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. None of the Company, any Affiliate or any Subsidiary, however, makes any representation regarding the tax consequences of this Award.
Mead Johnson Nutrition Company
By:    ___________________________________
Senior Vice President, General Counsel and Secretary

PARTICIPANT ACKNOWLEDGEMENT AND ACCEPTANCE

I have read this Agreement in its entirety. I understand that the RSUs have been granted to provide a means for me to acquire and/or expand an ownership position in Mead Johnson Nutrition Company, and it is expected that I will retain the Stock I receive upon the settlement of the RSUs consistent with the Company's Stock retention guidelines in effect at the time of settlement of the RSUs. I acknowledge and agree that (i) the RSUs are nontransferable, except as provided in Section 7 hereof and Section 11(b) of the Plan, (ii) the Option is subject to forfeiture in the event of my Termination Date in certain circumstances, as specified in the Agreement, and (iii) sales of Stock will be subject to the Company's policy regulating trading in the Company's Stock. In accepting this grant, I hereby agree that Morgan Stanley Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information necessary to monitor my compliance with the Company's Stock retention guidelines and other applicable policies.
I hereby agree to all the terms and conditions set forth in this Agreement and accept the grant of the RSUs subject thereto. Where electronic acceptance is permitted under applicable law, electronic acceptance of the RSUs shall be binding on the Participant.
By: ___________________________________________
Participant Signature

EXHIBIT I
TERMS APPLICABLE TO ALL NON-U.S. PARTICIPANTS

The additional terms and conditions set forth below are specifically incorporated into the Agreement. These terms and conditions govern the RSUs granted under the Mead Johnson 2009 Amended and Restated Stock Award and Incentive Plan if the Participant resides outside the United States. Due to the complexities of legal, regulatory and tax issues, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the applicable country may apply to the Participant's individual situation. Certain capitalized terms used but not defined in this Exhibit I have the meanings set forth in the Plan and/or the Agreement.

1.Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant's employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant acknowledges and agrees that the Company and or the Employer may, if it so determines, offset any employer tax liabilities deemed applicable to the Participant by reducing the shares of Stock deliverable to the Participant under the Award. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Participant's wages or other cash compensation paid to the Participant by the Company, its Affiliates or Subsidiaries and/or the Employer; or

(b)
withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSU either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent); or

(c)	withholding in shares of Stock to be issued upon settlement of the RSU.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Stock subject to the vested RSU, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares Stock or the proceeds of the sale of shares of Stock, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

2.Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;

(d)	the Participant is voluntarily participating in the Plan;

(e)	the RSU and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;

(f)
the RSU and shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU resulting from the termination of the Participant's employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), and in consideration of the grant of the RSU to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)
for purposes of the RSU, the Participant's employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any) and unless otherwise expressly provided in the Agreement or determined by Company, the Participant's right to vest in the RSU under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of his or her RSU grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(j)
unless otherwise provided in the Plan or by the Company in its discretion, the RSU and the benefits evidenced by the Agreement do not create any entitlement to have the RSU or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(k)	the RSU and shares of Stock subject to the RSU are not part of normal or expected compensation or salary for any purpose; and

(l)
the Participant acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to the Participant pursuant to the settlement of the RSU or the subsequent sale of any shares of Stock acquired upon settlement.

3.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying shares of Stock. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.

4.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data as described in the Agreement and any other RSU grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than the Participant's country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if he or she later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the Participant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

5.Compliance with Law. Notwithstanding any other provision of the Plan or the Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any shares issuable upon settlement of the RSU prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Stock Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of Stock.

6.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

7.Language. If the Participant has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

8.Exhibit II. Notwithstanding any provisions in the Agreement, the RSU grant shall be subject to any special terms and conditions set forth in Exhibit II of the Agreement for the Participant's country. Moreover, if the Participant relocates to one of the countries included in Exhibit II, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit II constitutes part of the Agreement.

9.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the RSU and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT II
COUNTRY SPECIFIC TERMS APPLICABLE TO NON-U.S. PARTICIPANTS

The additional terms and conditions set forth below are specifically incorporated into the Agreement. These terms and conditions govern the RSUs granted under the Mead Johnson 2009 Amended and Restated Stock Award and Incentive Plan if the Participant resides in one of the countries listed below. Due to the complexities of legal, regulatory and tax issues, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the applicable country may apply to the Participant's individual situation. Certain capitalized terms used but not defined in this Exhibit II have the meanings set forth in the Plan and/or the Agreement.
This Exhibit II also includes information of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2013 and is provided for informational purposes. Such laws are often complex and change frequently, certain individual exchange control reporting requirements may apply upon vesting of the RSU and/or sale of Stock and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that the Participant does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the RSU vests, or the Participant sells shares of Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to the Participant's particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she currently is working, transfers employment after the RSU is granted to him or her, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to him or her, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant. If the Participant transfers employment to another country listed in this Exhibit II after the RSU is granted to him or her, the information contained for that new country may be applicable to him or her.
Italy
Data Privacy. The following provision replaces in its entirety Section 4 of Exhibit I of the Agreement:
The Participant understands that the Company and the Employer are the privacy representatives of the Company in Italy and may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any Subsidiaries or Affiliates, details of all RSUs or any other entitlement to Stock awarded, canceled, vested, unvested or outstanding in the Participant's favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation.
The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant's denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant's ability to participate in the Plan.
The Controller of personal data processing is Mead Johnson Nutrition Company, with registered offices at 2701 Patriot Boulevard, Glenview, Illinois 60026, U.S.A., and pursuant to Legislative Decree no. 196/2003, its representative in Italy is Mead Johnson Nutrition (Italia) S.r.l., Via V. Maroso n. 50, Rome, RM 00142.
The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as the privacy representative of the Company and within the Employer's organization by its internal and external personnel in charge of processing, and by Morgan Stanley Smith Barney or any other data processor appointed by the Company. The updated list of processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, PersonalData may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan.
II-1

The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Participant further understands that the Company and its Subsidiaries or Affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and that the Company and its Subsidiaries or Affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to Morgan Stanley Smith Barney or other third party with whom the Participant may elect to deposit any shares of Stock acquired under the Plan or any proceeds from the sale of such shares of Stock. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Participant's consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, the Participant has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Participant should contact the Employer. Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if he or she later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant the Participant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant's human resources department.
Plan Document Acknowledgment. In accepting the RSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including Exhibits I and II, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including Exhibits I and II. The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 1 (Award); Section 11 (Waiver); and Section 12 (Governing Law); and the following sections of Exhibit I of the Agreement: Section 1 (Responsibility for Taxes); Section 2 (Nature of Grant); Section 3 (No Advice Regarding Grant); Section 5 (Compliance with Law); Section 6 (Electronic Delivery and Acceptance); Section 7 (Language); Section 8 (Exhibit II); and Section 9 (Imposition of Other Requirements).
Additional Tax/Exchange Control Information. The Participant is required to report the following on his or her annual tax return: (1) any transfers of cash or Stock to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (including vested RSUs, cash or shares) may result in income taxable in Italy (this will include reporting any vested RSUs combined with other foreign assets that exceed €10,000) and (3) the amount of the transfers made abroad or to or from abroad which have had an impact during the calendar year on the Participant's foreign investments or investments held outside of Italy, to the extent that the overall amount of the transfers exceed €10,000. Under certain circumstances, the Participant may be exempt from requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.

II-2

Starting from 2011, a tax on the value of financial assets held outside of Italy by Italian residents has been introduced. The tax will apply at an annual rate of 0.15% beginning in 2013. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year. For the purposes of the market value assessment, the documentation issued by the Plan broker may be used.
Puerto Rico
There are no country-specific provisions.
Thailand

Exchange Control Information. If the proceeds from the sale of shares of Stock or the receipt of dividends are equal to or greater than US$50,000 or more in a single transaction, the Participant must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 day of remitting the proceeds to Thailand. In addition, the Participant must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form.
If the Participant does not comply with the above obligations, the Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, the Participant should consult his or her legal advisor before selling shares of Stock to ensure compliance with current regulations. It is the Participant's responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
United Kingdom
Responsibility for Taxes. This provision supplements Section 1 of Exhibit I of the Agreement:
The Participant agrees that if the Participant does not pay or the Employer or the Company does not withhold from the Participant the full amount of income tax that the Participant owes due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at Her Majesty's Revenue & Customs' (“HMRC”) official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Stock issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Stock or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any shares of Stock to him or her unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and income tax due is not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any income tax due may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit.

II-3